Integra LifeSciences Announces Leadership Transition
Stuart Essig Appointed as Integra’s Next President and Chief Executive Officer
Michael McBreen Appointed Chief Commercial Officer

PRINCETON, N.J., May 5, 2026 (GLOBE NEWSWIRE) -- Integra LifeSciences Holdings Corporation ("Integra" or the "Company") (NASDAQ: IART), a leading global medical technology company, today announced that Stuart M. Essig, chairman of Integra’s Board of Directors (the "Board"), has been appointed president and chief executive officer, effective May 1, 2026. Mr. Essig will continue to serve as chairman. He succeeds Mojdeh Poul who is pursuing other opportunities.
The Company also announced that Michael McBreen, currently executive vice president, president, Codman Specialty Surgical, has been appointed chief commercial officer.
Mr. Essig brings more than thirty years of experience in the medical technology and healthcare industries and has deep familiarity with Integra, having served as chairman of the board since June 2012 and as a director since 1997. He previously served as Integra’s chief executive officer from 1997 through early 2012, and as its President from 1997 until 2010. Over the past two years, Mr. Essig has been actively engaged in the business through his executive chairman role, with direct involvement in key company priorities as well as operational and quality matters.
"Stuart brings unmatched knowledge of Integra, its businesses, and its people," said Barbara Hill, presiding director. "He combines deep institutional knowledge with a clear understanding of the work underway across the organization. We have full confidence in his leadership as Integra accelerates execution, strengthens customer and commercial focus, and builds on the important progress already underway across its priorities for 2026. The Board believes this is the right leadership step for the Company’s next phase, and as such, this is not an interim role, and we do not intend to initiate a CEO search."
"I am honored to once again serve as Integra’s president and CEO," said Mr. Essig. "I return with a clear mandate from the Board and a long-term commitment to lead the Company through its next chapter. In my role as executive chairman, I have seen firsthand the strength of our team and the meaningful progress underway across our priorities, particularly in quality, compliance, operational resilience, and the transformation of the organization.”
Mr. Essig continued, " As I step back into the CEO role, my focus will be on accelerating execution, strengthening our customer and commercial focus, and reinforcing a culture and operating discipline that will drive sustained performance and deliver long-term shareholder value. I know this company, I understand what it takes to run it, and I am deeply committed to leading Integra forward."
Mr. Essig added, "I also want to thank Mojdeh for her numerous contributions to the company and for the meaningful progress made during her tenure. Under her leadership, the Company advanced several important strategic and operational priorities, including enterprise-wide portfolio and program prioritization, risk-based approach to quality remediation work, operational resiliency improvements, and the more recent transformation and business process optimization efforts. These initiatives are progressing well, and we remain fully committed to them.”
As part of this leadership update, the Company also announced that Michael McBreen has been appointed chief commercial officer. In this newly created role, Mr. McBreen will help drive the next phase of Integra’s performance by further elevating the commercial organization and ensuring that customer and market-facing priorities are central to how the Company operates and makes decisions. Both divisions and the entire global commercial structure will report to Mr. McBreen, with his appointment intended to strengthen revenue growth, customer outcomes, and execution across the business.
“Mike is exceptionally well-suited for this role with deep commercial relationships," Mr. Essig said. "He brings more than thirty years of commercial experience in the medical technology industry, and his appointment is an important part of how we move forward. This is a strategic leadership step that will help sharpen execution, strengthen our connection to our customers and markets, and support stronger performance across the Company. Integra intends to lead this next chapter with urgency, transparency, and a clear focus on execution."
Mr. Essig will address the leadership transition during Integra’s first quarter 2026 financial results conference call, which will take place this morning at 8:30 a.m. Eastern time. A live webcast will be available on the Investors section of the Company’s website.
About Integra LifeSciences
Integra LifeSciences (Nasdaq: IART) is a global medical technology leader dedicated to restoring lives. We are advancing transformational care through impactful innovation in neurosurgery, tissue reconstruction, and specialized surgical solutions that demand exceptional expertise and precision. Our portfolio of highly differentiated, gold-standard technologies is trusted by healthcare professionals to deliver life-saving care. For the latest news and information, visit www.integralife.com.
Contacts:

Investor Relations Chris Ward (609) 772-7736 chris.ward@integralife.com
Media Laurene Isip (609) 208-8121 laurene.isip@integralife.com